Exhibit 4.3
THE WILLIAMS COMPANIES, INC.,
AND
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee
FIFTH SUPPLEMENTAL INDENTURE
Dated as of February 1, 2010

     THIS FIFTH SUPPLEMENTAL INDENTURE is dated as of February 1, 2010 between The Williams Companies, Inc., a Delaware corporation (as successor in interest to MAPCO Inc.) (the “Company”) and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to Bank One Trust Company, N.A., which was formerly known as The First National Bank of Chicago) (the “Trustee”).
RECITALS
     A. The Company has executed and delivered to the Trustee a Senior Indenture, dated as of February 25, 1997 (as amended by the First Supplemental Indenture dated as of March 5, 1997, the Second Supplemental Indenture dated as of March 5, 1997, the Third Supplemental Indenture dated as of March 31, 1998 and the Fourth Supplemental Indenture dated as of July 31, 1999, the “Indenture”), to provide for the issuance by the Company from time to time of Securities evidencing its unsecured indebtedness.
     B. The Company has obtained, on or prior to the date hereof, the consent of a majority in principal amount of the Outstanding Securities under the Indenture to the amendment to the Indenture set forth in this Fifth Supplemental Indenture.
     NOW, THEREFORE, for and in consideration of the foregoing premises, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Securities as follows:
ARTICLE I
Section 1.1 Amendment to Section 7.1 of the Indenture.
     The following amendment will become operative upon (i) the Company’s delivery of a written notice to the Trustee and Global Bondholder Services Corporation (“GBSC”), the depositary for the Securities in connection with the Company’s Offer to Purchase and Consent Solicitation Statement dated January 19, 2010 (the “Statement”), confirming the Company’s acceptance for purchase of the Outstanding Securities validly tendered (and not validly withdrawn) pursuant to the Statement (the “Accepted Securities”), and (ii) GBSC’s delivery of a written notice to the Trustee confirming receipt by The Depository Trust Company and/or GBSC from the Company of funds for payment of (a) the applicable consideration required by the Statement to the Holders of the Accepted Securities and (b) the Consent Fee to the Holders of Securities validly tendered (and not validly withdrawn) at or prior to the Expiration Time that were not purchased due to the proration provided for in the Statement (the terms “Expiration Time” and “Consent Fee” having the meanings ascribed thereto in the Statement).
     Section 7.1 shall be amended by inserting the following immediately after clause (3) thereof:
Notwithstanding any other provision of this Section 7.1, the Dropdown shall be deemed not to be a sale, transfer, lease or other disposition of the Company’s properties and assets as, or substantially as, an entirety, and shall be exempted from any determination of whether there has occurred a sale, transfer, lease or other disposition of the Company’s properties and assets as, or substantially as, an entirety. For purposes of the immediately preceding sentence, the following terms have the meanings ascribed to them.
     “Class C Units” means the proposed Class C limited partner units of WPZ, which will be identical to WPZ’s common limited partner units except that (i) in the first fiscal quarter in which the Class C Units are outstanding they will receive a quarterly distribution that is prorated to reflect the fact that the Class C Units were not outstanding during the full quarterly period, and (ii) they will automatically convert into WPZ’s common limited partner units following the record date for the distribution with respect to the first fiscal quarter in which the Class C Units are outstanding.
     “Contribution Agreement” means the Contribution Agreement dated as of January 15, 2010, by and among Williams Gas Pipeline Company, LLC, Williams Energy Services, LLC, WGP Gulfstream Pipeline Company, L.L.C., Williams Partners GP LLC, WPZ and Williams Partners Operating LLC, and solely with respect to Section 9.11, the Company.
     “Dropdown” means the transactions contemplated in the Contribution Agreement, pursuant to which the Company (through certain of its Subsidiaries) will contribute to WPZ the ownership interests in the entities that make up the Company’s Gas Pipeline and Midstream Gas and Liquids business segments (including its limited and general partner interests in WMZ, but excluding its Canadian, Venezuelan and olefins operations, and a 25.5% interest in Gulfstream Natural Gas System, L.L.C.), to the extent not already owned by WPZ and its subsidiaries, in exchange for aggregate consideration of (i) the Net Cash Consideration, (ii) 203 million Class C Units and (iii) an increase in the capital account of WPZ’s general partner to allow it to maintain its 2% general partner interest and the issuance of general partner units to WPZ’s general partner equal to 2/98th of the number of Class C Units that will be issued, resulting in the Company holding an approximate 82% limited partner interest and a 2% general partner interest in WPZ.
     “Net Cash Consideration” means $3.5 billion in cash, less all expenses incurred by WPZ in connection with (i) the transactions contemplated by the Contribution Agreement, (ii) the Proposed Private Placement, including any initial purchasers’ discount or original issue discount, (iii) the establishment of the WPZ Credit Facility, (iv) the WMZ Exchange Offer and (v) one-half of any and all applicable filing fees under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Proposed Private Placement” means a proposed private placement of WPZ’s senior unsecured notes to be conducted pursuant to Rule 144A under the Securities Act of 1933, as amended, in connection with the Dropdown.
     “WMZ” refers to Williams Pipeline Partners L.P., a Delaware master limited partnership.
     “WMZ Exchange Offer” means a proposed exchange offer to be conducted by WPZ following the consummation of the Dropdown whereby the outstanding publicly traded common units of WMZ will be exchanged for WPZ’s common limited partnership units.
     “WPZ” refers to Williams Partners L.P., a Delaware master limited partnership.
     “WPZ Credit Facility” means the proposed senior unsecured revolving credit facility to be established by WPZ in connection with the Dropdown.
ARTICLE II
MISCELLANEOUS
Section 2.1 Definitions.
     Capitalized terms used but not defined in this Fifth Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.
Section 2.2 Confirmation of Indenture.
     The Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Fifth Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.
Section 2.3 Concerning the Trustee.
     In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The Trustee assumes no responsibility for the correctness of the recitals contained herein. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture.
Section 2.4 Governing Law.
     This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 2.5 Effectiveness.
     This Fifth Supplemental Indenture shall become effective upon execution by the Company and the Trustee; provided, however, that the amendment set forth in Article I hereof shall only become operative according to the terms of Article I.
Section 2.6 Counterparts.
     This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.7 No Benefit.
     Nothing in this Fifth Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of the Securities, any benefit or legal or equitable rights, remedy or claim under this Fifth Supplemental Indenture or the Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed all as of the day and year first above written.

THE WILLIAMS COMPANIES, INC.
By:	/s/ Rodney J. Sailor
	Name:	Rodney J. Sailor
	Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Julie Hoffman-Ramos
	Name:	Julie Hoffman-Ramos
	Title:	Senior Associate